Exhibit 99.1

NEWS RELEASE
For more information, contact:	January 31, 2006
Lisa F. Campbell, Executive Vice President and CFO lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP REPORTS

RECORD EARNINGS FOR YEAR END 2005

Dunn, NC. . . New Century Bancorp (the “Company” — NASDAQ: NCBC), the holding company for New Century Bank and New Century Bank South (formerly New Century Bank of Fayetteville), reported net income for the year ended December 31, 2005, of $3.6 million, compared to $2.1 million for the same period in 2004, an increase of 71%. Basic and diluted earnings per share for the year 2005 were $0.86 and $0.79, respectively, compared to basic and diluted earnings per share for 2004 of $0.50 and $0.48, respectively. For the quarter ended December 31, 2005, the Company reported net income of $1.0 million, compared to $913,000 for the same period in 2004. Basic and diluted earnings per share for fourth quarter 2005 were $0.24 and $0.22, respectively, compared to basic and diluted earnings per share for fourth quarter 2004 of $0.22 and $0.21, respectively.

As of December 31, 2005, the Company reported total assets of $436.4 million compared to $328.3 million at December 31, 2004, an increase of 33%

Total deposits were $367.0 million and total loans were $326.9 million at year end 2005, compared to total deposits of $270.2 million and total loans of $262.8 million at year end 2004, increases of 36% and 24%, respectively.

“On behalf of the Board of Directors and our management team, I am pleased to present these results for 2005, the year in which we celebrated our fifth full year of operations,” said John Q. Shaw, president and CEO for New Century Bancorp. “In addition to the hard work of our staff members, these results can also be attributed to a 43% increase in net interest income due to continued growth in earning assets from our maturing markets and the recent interest rate hikes by the Federal Reserve. Net income in 2005 was also enhanced by a 48% increase in non-interest income thanks to gains on sales of loans to the Small Business Administration and higher fees from pre-sold mortgages.

“We are seen differently now in the markets we serve than we were five years ago, particularly in Dunn where we currently hold a 34% share of the deposit base, making us the number one bank in Dunn with regard to deposit share. During the fourth quarter, we held a grand opening for our permanent facility in Goldsboro, NC, an office that has produced outstanding results for the past two years through a temporary facility. We also opened a second office in Clinton, NC, and we look forward to positive results from this office in the coming years.”

New Century Bank has offices in Dunn, NC, Clinton, NC, and Goldsboro, NC and New Century Bank South serves Fayetteville through a headquarters and banking office at 2818 Raeford Road in Fayetteville, NC.

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Stock Symbol: NCBC – OTC Electronic Bulletin Board

www.newcenturybanknc.com

The information as of and for the quarter year ended December 31, 2005 as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share and nonfinancial data)

	At or for the three months Ended December 31,		At or for the twelve months Ended December 31,
	2005	2004	2005	2004
Operating Data:
Total interest income	$7,155	4,713	$24,679	15,408
Total interest expense	3,028	1,666	10,089	5,187

Net interest income	4,127	3,047	14,590	10,221
Provision for loan losses	469	295	2,172	1,684

Net interest income after provision	3,658	2,752	12,418	8,537
Noninterest income	751	586	2,496	1,692
Noninterest expense	2,558	1,909	9,129	6,962

Income before income taxes	1,851	1,429	5,785	3,267
Provision for income taxes	841	516	2,164	1,173

Net income	$1,010	913	$3,621	2,094

Per Share Data, restated for an 11-for-10 stock split effective June 2004 and a 3-for-2 stock split effective July 2005:

Earnings per share - basic	$0.24	$0.22	$0.86	$0.50
Earnings per share - diluted	0.22	0.20	0.79	0.47
Market price
High	28.50	17.27	28.50	20.17
Low	24.75	13.33	12.67	9.62
Close	24.75	13.67	24.75	13.67
Book value	7.77	6.98

Weighted average shares outstanding
Basic	4,234,469	4,210,334	4,218,159	4,197,689
Diluted	4,589,995	4,480,434	4,565,548	4,436,579

Selected Quarter End Balance Sheet Data:
Loans	$326,852	$262,750
Allowance for loan losses	5,298	3,598
Other earning assets	90,878	51,051
Total assets	436,367	328,311
Deposits	367,003	270,230
Borrowings	21,743	14,685
Junior Subordinated Debentures	12,372	12,372
Shareholders' equity	32,974	29,443

	4th qtr		YTD
Selected Average Balances:
Total assets	$416,958	$333,567	$381,494	$277,431
Loans, net of allowance	320,098	256,878	297,045	219,257
Total interest-earning assets	401,066	317,612	367,135	261,217
Deposits	349,763	275,956	317,648	231,510
Total interest-bearing liabilities	329,898	257,520	303,889	245,774
Shareholders' Equity	32,784	29,093	31,583	30,483

Selected Performance Ratios:
Return on average assets	0.96%	1.09%	0.95%	0.75%
Return on average equity	12.22%	12.48%	11.47%	6.87%
Net interest margin	4.08%	3.73%	3.97%	3.91%
Noninterest expense to average assets	2.43%	2.28%	2.39%	2.51%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.47%	0.33%	0.47%	0.33%
Allowance for loan losses to period-end loans	1.62%	1.37%	1.62%	1.37%
Net loan charge-offs to average loans	0.32%	0.68%	0.16%	0.20%

Other Data:
Number of banking offices	5	4
Number of full time equivalent employees	92	72